Exhibit 10.1
PRR 0029-000
GAS PURCHASE CONTRACT
Between APPROACH OPERATING, LLC as Seller
And DCP MIDSTREAM, LP as Buyer
Dated January 1, 2011
EXHIBIT B COMMITTED AREAS AND DELIVERY POINTS

PRR 0029-000
GAS PURCHASE CONTRACT
     This Contract is entered as of January 1, 2011, among APPROACH RESOURCES I, LP, APPROACH OIL & GAS INC. (collectively “Seller”) and DCP MIDSTREAM, LP (“Buyer”).
     In consideration of the mutual covenants contained herein, the parties agree as follows:
     1. COMMITMENT. (a) Committed Lands and Leases. Seller commits to this Contract and will sell and deliver and Buyer will purchase and receive the gas produced from all wells now or later located on all oil and gas interests now or later owned or controlled by Seller on or allocated to the following lands in Crockett and Schleicher Counties, Texas:
The Block 54 acreage shaded in blue, the Cinco Terry acreage shaded in pink, the Northeast Ozona acreage shaded in purple, the new acreage shaded in yellow to the extent not covered by the Preferential Right (defined below) held by WTG (defined below), and the additional acreage shaded in gray, all as shown on the Exhibit B-1 Map.
Buyer also commits to receive, gather, and process Seller’s gas delivered hereunder for extraction of NGLs in accordance with this Contract. Definitions and General Terms and Conditions included in this Contract are attached as Exhibit A. All Exhibits referenced herein are attached and incorporated by reference. In the event of any conflict between this Contract and the Exhibits, this Contract shall govern.
     (b) Cinco Terry Acreage. The Cinco Terry acreage shown on the Exhibit B-1 Map and shaded in pink is subject to an existing prior commitment to WTG Benedum Joint Venture (“WTG”) that expires as of November 30, 2012. Deliveries from the Cinco Terry acreage under this Contract will not commence prior to that date unless Seller’s prior commitment to WTG does not apply. WTG also holds an option to extend the prior commitment under its existing gas Purchase Agreement dated as of November 21, 2007, as amended June 3, 2009, among Approach Oil & Gas Inc., Approach Operating, LLC, and WTG (“Preferential Right”). Buyer has an existing pipeline that extends northwest from Buyer’s present gathering system to the contemplated new Delivery Point for the Cinco Terry acreage, indicated in red in the Exhibit B-1 map (“FinTex Line”). The FinTex Line is presently idle, and Buyer must review its integrity by hydrotesting and must secure its rights of way and other realty rights relating to the FinTex Line prior to resuming its operation. Buyer will conduct its hydrotest and review of realty rights for the FinTex Line substantially in advance of November 30, 2012, and in any event no later than March 31, 2011. If the hydrotest or review of realty rights indicates that resumption of operations using the FinTex Line is not economically feasible, Buyer will construct or otherwise secure a replacement line and Delivery Point, which may not be in the same location, but which will be in a location reasonably acceptable to Seller, to support deliveries of gas from the Cinco Terry acreage under this Contract. Seller will give timely notice to WTG that Seller is terminating its contract with WTG as of November 30, 2012. If WTG validly exercises its Preferential Right to extend its contract with Seller, Seller’s commitment of the Cinco Terry acreage under this Contract will terminate. If WTG does not validly exercise its Preferential Right, Seller’s commitment of the Cinco Terry acreage under this Contract will apply and be effective as of December 1, 2012.
     (c) Northeast Ozona Acreage. The Northeast Ozona acreage shown on the Exhibit B-1 Map and shaded in purple is subject to a prior commitment to Ozona Pipeline Energy Company (“Ozona”), and Ozona then has contracted with Buyer for processing of the Northeast Ozona acreage gas production. Seller and Buyer each agree to terminate their respective commitments with Ozona as they relate to the Northeast Ozona acreage effective no later than the close of business on March 31, 2011. Buyer’s and Seller’s commitment relating to the Northeast Ozona acreage shown on Exhibit B-1 shall not become effective until April 1, 2011, or sooner if Seller is able to obtain an earlier termination of its commitment to Ozona.
     2. DELIVERY POINTS. The Delivery Points for gas to be delivered by Seller to Buyer will be at the inlets of Buyer’s Facilities at the three locations shown on Exhibit B-1 and described in Exhibit B-2. Seller is responsible for connecting all production from the committed area and gathering it to these three Delivery Points. Buyer will install, own, and operate the connecting pipeline from its existing system to the three Delivery Points and the Delivery Points meter stations. Seller shall retain title to the NGLs content of the gas delivered by Seller until they are extracted at the plant and available for sale. Seller will then sell its NGLs to Buyer at the plant tailgate as more fully stated in Section 5, Price. Title to the remainder of the gas and all its components shall pass to and vest in Buyer at the Delivery Points without regard to the purposes for which Buyer may later use or sell the gas or its components.
     3. DELIVERY PRESSURE. Subject to the reservations of Seller in Section C of Exhibit A, Seller will deliver the gas at the Delivery Points at a pressure sufficient to enable it to enter Buyer’s Facilities against the working pressure at reasonably uniform rates of delivery, not to exceed the maximum allowable operating pressure of 1200 psia established by Buyer or pressures that prevent others from producing ratably. Buyer in its discretion may require that Seller install and operate a pressure relief or reduction device upstream of any Delivery Point set at the pressure designated by Buyer to limit the pressure at which Seller delivers gas, where Seller’s deliveries might interfere with ratable deliveries from others, or to enhance safety.

     4. QUANTITY. (a) Seller shall deliver and Buyer shall purchase and take Seller’s gas subject to the operating conditions and capacity of Buyer’s Facilities. Buyer will use commercially reasonable efforts to market gas for resale and operate its facilities in an effort to maintain consistent takes of all available quantities. If Buyer is unable to take the full quantities available, Buyer will use commercially reasonable efforts to purchase gas from the lands covered by this Contract ratably with its purchases of similar gas in each common gathering system or area within its capabilities using existing facilities, in compliance with Buyer’s existing contracts and with applicable laws and regulations, including ratable purchases from Buyer’s Affiliates. Within the capabilities of Buyer’s Facilities, Seller will deliver and Buyer will take gas from all committed areas in reasonably consistent daily quantities. All gas and NGLs purchased from Seller shall be purchased and allocated using the applicable provisions of Sections 5.1, 5.2, 5.4 and 5.6 of this Contract.
     (b) Seller may dispose of any gas not taken by Buyer for any reason, including events of force majeure, subject to Buyer’s right to resume purchases at any subsequent time. If Buyer does not take gas for 15 consecutive Days and Seller secures a different temporary market, Buyer may resume purchases only upon 15 Days’ advance written notice as of the beginning of a month unless otherwise agreed.
     (c) Seller will use commercially reasonable efforts to deliver gas meeting the quality requirements of Exhibit A, Section F.1 and to avoid delivery of Inferior Liquids. If the gas at any Delivery Point becomes insufficient in volume (under Section 5.5), quality (under Exhibit A, Section F.1), or pressure (under Section 3), Buyer may cease gas takes from the Delivery Point upon 15 Days’ advance written notice to Seller as long as the condition exists. If Buyer ceases taking gas under this Section for 30 consecutive Days for reasons other than quality or Force Majeure, Seller may terminate this Contract with respect to the affected Delivery Points upon 30 Days’ advance written notice to Buyer; provided that during the notice period Buyer may resume full takes and purchases, and thereby avoid Contract termination under Seller’s notice. If Buyer disconnects the Delivery Point or removes the measurement device, meter tube and/or other equipment (which Buyer shall only do on 15 Days’ advance written notice to Seller) and Seller later delivers a written request to Buyer to reconnect the Delivery Point, then within 30 Days after receipt of Seller’s notice, Buyer shall either reconnect the Delivery Point or terminate this Contract as to any affected Delivery Points by 15 Days’ advance written notice to Seller. If Buyer elects to reconnect the Delivery Point, before Buyer makes the reconnection, Seller shall pay to Buyer the fee that Buyer then charges for similar reconnections.

     5. PRICE.
     5.1 Consideration. As full consideration for Seller’s gas and all its components delivered to Buyer each month, Buyer shall pay Seller (a) the applicable percentage under Table 5.1 below of the net Residue Gas value under Section 5.2 for Residue Gas allocated to Seller’s gas, and (b) the applicable percentage under Table 5.1 of the net value under Section 5.4 for any recovered NGLs allocated to Seller’s gas. No separate payment or value calculation is to be made under this Contract for helium, sulfur, CO2, other non-hydrocarbons, or for Inferior Liquids.
Table 5.1

Month’s Total Contract
Average Mcf/Day	Applicable Percentages
> 7,000 ≤ 7,000	95% / 95% 93% / 93%
     5.2 Residue Gas Value. (a) The net Residue Gas value will be the month’s average of each day’s Platts Gas Daily mid-point prices posted for the delivery month for “Daily Price Survey” Permian Basin Area — Waha (“Daily Index Price”), less $0.06 per MMBtu.
     (b) If the Index Price or Daily Index Price quotation is discontinued or materially modified, its successor shall be used, or in the absence of a successor, Buyer and Seller shall promptly select another publication that enables calculation of an Index Price or Daily Index Price closely comparable to that previously used. If the Daily Index Price is discontinued or materially modified, Buyer or Seller will inform the other party by written notice, stating its proposed changes and the reason for the changes.
     5.3 NGL Marketing Option. Seller has reserved title to the NGLs extracted from Seller’s gas under Section 2 above. Seller shall take its NGLs in kind at the plant tailgate of the plant where processing occurs. Seller elects to sell to Buyer, and Buyer agrees to purchase, market, and sell, the NGLs taken in kind by Seller attributable to Seller’s gas at the Plant tailgate for the consideration stated in this Section 5.
     5.4 (a) NGL Value. The net value of NGLs attributable to Seller will be the simple average of the midpoint of the daily high/low spot price for (i) purity ethane, (ii) non-TET propane, (iii) non-TET isobutane, (iv) non-TET normal butane, and (v) non-TET natural gasoline (pentanes and heavier) during the month as reported for Mont Belvieu, Texas published by the Oil Price Information Service (or in its absence, a comparable successor publication designated by Buyer and agreed by Seller) less Buyer’s actual reasonable TF&S costs relating to the movement to and disposition of Seller’s NGLs using transportation on the E-Z and other NGL lines for deliveries to Sweeny, Texas, Mont Belvieu,

Texas, or other similarly-priced fractionator market centers mutually agreed by both parties, and less a $0.0025/gallon NGL marketing fee. For purposes of these TF&S cost calculations, Buyer will use a cost and volume weighting of 50% each for costs incurred for NGL handling downstream from (i) the Buyer-operated Ozona Gas Plant and (ii) Buyer’s Southwest Ozona Gas Plant. If a change in downstream NGL pipeline specifications causes a failure to meet the revised NGLs quality specifications and Buyer incurs NGL off quality fees as a result, Buyer will so notify Seller, and the parties shall then negotiate an equitable solution of the problem. Seller recognizes that Affiliates of Buyer may be involved in handling NGLs downstream from the Plant, and acknowledges that the reasonable good faith prices or fees so established will nevertheless control.
     (b) Alternate NGLs Pricing for Force Majeure Events. Notwithstanding the other provisions of this Section 5, during and following a hurricane or other event of Force Majeure or an inability to market NGLs on resale due to lack of available NGL pipeline or fractionation capacity that affects Buyer’s NGLs resale markets, Buyer may elect in view of the resulting supply or market volatility that Seller’s NGLs be priced (i) using Seller’s pro rata share of actual NGLs recoveries in lieu of the fixed recoveries provided in Section 5.6 below, and (ii) using the actual NGLs prices that Buyer received on resale in lieu of OPIS pricing under subsection (a) above. Buyer shall provide Seller prompt information on any alternate pricing election under this subsection. Alternate pricing under this subsection will expire when Buyer’s NGLs resale markets have, in the reasonable determination of Buyer and Seller, recovered from the effects of the Force Majeure event to the extent that buyer is able to resume normal NGLs resales reasonably free from market distortions caused by the Force Majeure event and without NGLs resale capacity restraints.
     (c) Force Majeure Termination. Notwithstanding any other provision in this Contract to the contrary, if as a result of one or more incidents of Force Majeure Buyer is unable to accept and purchase all of Seller’s gas committed hereunder, or if Buyer is unable to market and sell all of the NGLs extracted from such gas, each at the full price set forth in this Section 5, and the cumulative period of Force Majeure exceeds 225 cumulative Days during the primary term or 45 cumulative Days during any renewal term, then Seller, upon providing documentation, shall have the right to terminate this Contract as of the end of a month upon 15 Days written notice to Buyer.
     5.5 Low Volume Delivery Points. Whenever the month’s volume delivered to Buyer at any Delivery Point is less than 450 Mcf, Buyer will charge Seller a low volume fee of $300.00 per low volume month per affected Delivery Point. Buyer may deduct this fee from any proceeds payable to Seller or may invoice Seller for the amount due, to be paid by Seller within 20 Days of the invoice date. Seller may cease application of low volume fees under this Section by giving Buyer 30 Days advance written notice of Seller’s request to have the affected meters disconnected. The low volume fees will no longer apply as of the end of the notice period, and Buyer may disconnect the affected meters.
     5.6 Allocation of Residue Gas and NGLs. Buyer will determine the residue gas and NGLs attributable to Seller using the following definitions and procedures. From time to time Buyer may make changes and adjustments in its allocation methods to improve accuracy or efficiency.
a. Delivery Point Volume. The Delivery Point Volume will be the quantity of gas delivered by Seller to Buyer at the inlets of Buyer Facilities at the Delivery Points.
b. Seller’s Plant Inlet Volume. Seller’s Plant Inlet Volume in MMBtu is Seller’s Delivery Point Volume in MMBtu less 1% for field fuel and line loss.
c. Determination of NGL Volumes. Buyer will determine the quantity of each NGL component attributable to Seller’s gas by multiplying Seller’s Plant Inlet Volume in Mcf by the gallons of each component contained in the gas delivered by Seller at each Delivery Point by the following fixed recovery percentages:

Ethane	80%
Propane	95%
Iso & Normal Butanes	97%
Pentanes & Heavier	97%
d. Residue Gas Attributable to Seller. The MMBtus of Residue Gas attributable to Seller will be the sum of the MMBtus of methane and heavier hydrocarbons contained in the Seller’s Plant Inlet Volume, less the MMBtus contained in the NGL gallons allocated to Seller’s gas under 5.5(c) above using the industry-accepted Btu/gallon content for each NGL component, and less 3% of Seller’s Plant Inlet Volume in MMBtus as a deduction for plant fuel, losses, and unaccountables.
e. Force Majeure, Maintenance. Whenever Force Majeure or maintenance needs prevent normal gathering or processing operations for Seller’s gas for more than 10 days in any calendar month, Buyer may elect to allocate Seller’s attributable NGL gallons and Residue Gas will be based on Seller’s proportional share of actual gathering and processing results during those periods. Buyer will include the adjusted overall monthly recoveries in its monthly gas statement to Seller.
     5.7 Unprofitable Situations. (a) Notwithstanding the foregoing provisions of this Section 5, if at any time, and from time to time, Buyer reasonably demonstrates through information provided to Seller that its taking and handling of gas from any or all Delivery Points under this Contract are or are about to become unprofitable to Buyer, Buyer may notify Seller of Buyer’s intent to renegotiate Seller’s Table 5.1 percentages as to all or certain affected Delivery Points, upon at least 90 Days advance written notice from buyer to Seller prior to the proposed effective date of the change, which shall be as of the first of a month. If Buyer proposes a different Table 5.1 percentage and Seller is not willing to accept the percentage nominated by Buyer as reasonable, then as to all gas affected by Buyer’s notice for which the parties do not agree, Seller shall have the right to terminate this Contract upon written notice to Buyer. Buyer agrees not to exercise this right during the first 36 months of the term of this Contract.
     (b) If this Contract is terminated in its entirety or with respect to the committed acreage upstream of any Delivery Point pursuant to this Section 5.7, Buyer shall be obligated to offer to enter into a written agreement with Seller to receive the gas produced form the acreage affected by the termination at the applicable Delivery Point and redeliver thermally equivalent quantities (less actual fuel and line loss not to exceed 5%) to the tailgate of the plant. Buyer’s offer must be made in writing within five (5) business Days of such termination and remain open for acceptance by Seller for a period of at least ten (10) business Days after the offer is made.
     6. TERM. This Contract shall be in force from and after its execution and shall remain in effect for a primary term expiring five (5) years following the last Day of the month in which this Contract is executed, and will continue in effect from year to year thereafter until canceled by either party as of the end of the primary term or as of any anniversary thereafter by giving the other party at least 60 Days’ but no more than 120 Days’ advance written notice of termination.
     7. ADDRESSES AND NOTICES. Either party may give notices to the other party by first class mail postage prepaid, by overnight delivery service, or by facsimile with receipt confirmed at the following addresses or other addresses furnished by a party by written notice. Unless Seller objects in writing, Buyer may also use Seller’s current address for payments. Any telephone numbers below are solely for information and are not for Contract notices. The parties opt out of electronic delivery of notices and amendments under this Contract, except that notices and hand-signed amendments may be delivered by facsimile with receipt confirmed as stated above.

Notices to Seller — Correspondence	Approach Resources I, LP / Approach Oil & Gas Inc.
Attn: Gas Contract Administration
6500 West Freeway, Suite 800
Fort Worth, TX 76116
Phone: (817) 989-9000
Fax: (817) 989-9001

Notices to Seller — Payments:	To the bank and account that Seller will furnish to Buyer’s Division Orders office.

Notices to Buyer — Billings & Statements:	DCP Midstream, LP
Attn: Revenue Accounting
5718 Westheimer Road, Suite 1900
Houston, TX 77057
Phone (713) 735-3600
Fax: (713) 735-3149

Notices to Buyer — Division Orders:	DCP Midstream, LP
Attn: Division Orders
6120 S. Yale, Suite 1100
Tulsa, OK 74136
Phone: (918) 524-0944
Fax: (918) 524-0997

Buyer — Correspondence	DCP Midstream, LP
Attn: Contract Administration
10 Desta Drive, Suite 400-West
Midland, TX 79705
Phone: (432) 620-4000
Fax: (432) 620-4160
     8. CONFIDENTIALITY. Except as provided below, the parties shall not disclose to any third party and shall maintain strict confidentiality of all terms of this Contract and all matters relating to its negotiation throughout its term. Notwithstanding the foregoing, the parties shall be permitted to disclose the existence and terms of this Contract (1) to WTG to the extent necessary to comply with the WTG Preferential Right, (2) to their respective members, managers, directors, partners, officers, employees, agents, advisors (including without limitation, Seller’s financial and engineering advisors, counsel, consultants, bankers and accountants), lenders, investors, strategic partners who agree to keep this information confidential, and Other WI Gas owners, royalty owners and (3) pursuant to any law, rule or regulation or order of a court or regulatory body of competent jurisdiction, or as required by applicable securities law and regulations or stock exchange on which it securities or those of an Affiliate are listed; provided, that in the event of disclosure under subparagraph (3), the disclosing party shall use commercially reasonable efforts to advise and consult with the other party prior to any such disclosure. The parties’ confidentiality obligations will not apply to information that a disclosing party can demonstrate (a) is or becomes generally available to the public other than as a result of a disclosure by the disclosing party in violation of this Agreement, (b) was within the disclosing party’s possession prior to being furnished to such party pursuant to this Contract, provided that the source of such information was not bound by a confidentiality agreement or other contractual, legal, or fiduciary obligation of confidentiality with respect to such information, or (c) becomes available to the disclosing party on a non-confidential basis from a source other than the other party to this Contract, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information.

     The parties have signed this Contract by their duly authorized representatives as of the date first stated above.

APPROACH RESOURCES I, LP		DCP MIDSTREAM, LP
By:	APPROACH OPERATING, LLC
General Partner
By:	APPROACH RESOURCES INC.
Sole Member

By:	J. Ross Craft	By:	/s/ Richard Cargile

	J. Ross Craft		Richard Cargile
	President and CEO		President, Western Business Unit

Signed on:	12/28/2010	Signed on:	1/10/2011

	Seller		Buyer

APPROACH OIL & GAS INC.

By:	J. Ross Craft

J. Ross Craft, President and CEO

Signed on:	12/28/2010

Seller
Signature Sheet for Gas Purchase
Contract dated January 1, 2011

EXHIBIT A to GAS PURCHASE CONTRACT between
APPROACH RESOURCES I, LP and APPROACH OIL & GAS INC. as Seller and
DCP MIDSTREAM, LP as Buyer
Dated as of January 1, 2011
GENERAL TERMS & CONDITIONS
A. DEFINITIONS
Except where the context indicates a different meaning or intent, and whether or not capitalized, the following terms will have meanings as follows:
(a) Affiliate — a company (i) in which a party owns directly or indirectly 50% or more of the issued and outstanding voting stock or other equity interests; (ii) which owns directly or indirectly 50% or more of the issued and outstanding voting stock or equity interests of the party; and (iii) in which a company described in (ii) owns, directly or indirectly, 50% or more of the issued and outstanding voting stock or other equity interests.
(b) Btu — British thermal unit. MMBtu — one million Btus.
(c) Buyer’s Facilities — the gas delivered by Seller will be gathered in gathering systems and may be redelivered to a gas processing plant or plants for the removal of NGLs together with gas produced from other properties. The gathering systems and plant or plants, or successor facilities, are “Buyer’s Facilities” whether owned by Buyer, an Affiliate of Buyer, or an unaffiliated third party. No facilities downstream of the processing plant or plants other than short connecting lines to transmission lines are included in “Buyer’s Facilities.”
(d) Day — a period of 24 consecutive hours beginning and ending at 9:00 a.m. local time, or other 24 hour period designated by Buyer and a downstream pipeline.
(e) Delivery Points — whether one or more, see Sections 2, B.1, and B.2.
(f) Force Majeure — see Section H.2 below.
(g) Gas or gas — all natural gas that arrives at the surface in the gaseous phase, including all hydrocarbon and non-hydrocarbon components, casinghead gas produced from oil wells, gas well gas, and stock tank vapors.
(h) GPM — NGL gallons per Mcf.
(i) Inferior Liquids — Mixed crude oil, slop oil, salt water, nuisance liquids, and other liquids recovered by Buyer in its gathering system or at plant inlet receivers. Buyer will retain revenues from Inferior Liquids, drips, and other gathering system liquids to defray costs of treating and handling; Buyer will not allocate or pay for those liquids.
(j) Mcf — 1,000 cubic feet of gas at standard base conditions of 60ºF and 14.73 psia.
(k) MMcf — 1,000 Mcf.
(l) Month or month — a calendar month beginning on the first Day of a Month.
(m) NGL or NGLs — natural gas liquids, or ethane and heavier liquefiable hydrocarbons separated from gas and any incidental methane in NGL after processing.
(n) Preferential Right — the preferential right in favor of WTG as defined in Section 1(b).
(o) psi — pounds per square inch; psia — psi absolute; psig — psi gauge.
(p) Residue Gas — merchantable hydrocarbon gas available for sale from Buyer’s Facilities remaining after processing, and hydrocarbon gas resold by Buyer without first being processed.
(q) TET — price quotes for NGL on the Texas Eastern Products Pipeline Company, LLC system.
(r) TF&S — NGL transportation, fractionation, and storage.
B. DELIVERY DATE; COMPRESSION
B.1 Connected Sources Delivery Date. As to committed sources of production already connected to Buyer’s Facilities, deliveries under this Contract will commence as of the date of completion of Buyer’s needed Facilities improvements and readiness for service as to each Delivery Point.
B.2 Additional Sources. As to sources not yet connected, Seller will commence and complete with due diligence the construction of the facilities necessary to enable Seller to deliver the committed gas at the Delivery Points, and Buyer will cause prompt commencement and complete with due diligence construction of the facilities necessary and economically feasible in Buyer’s sole discretion to enable Buyer or its gas gathering contractor to receive deliveries of gas at the Delivery Points. If Buyer determines it is not economically feasible to construct the facilities, Seller will have the option to construct facilities necessary to deliver gas into Buyer’s then existing facilities. If neither Buyer nor Seller elect to construct the necessary facilities, either party may cancel this Contract as to the affected gas upon 30 Days advance written notice to the other.
B.3 Options to Compress. Seller is obligated to provide compression to deliver gas into Buyer’s facilities at the Delivery Points.

C. RESERVATIONS OF SELLER
C.1 Reservations. Seller reserves the following rights with respect to its interests in the oil and gas properties committed by Seller to Buyer under this Contract together with sufficient gas to satisfy those rights:
(a) To operate the oil and gas properties free from control by Buyer as Seller in Seller’s sole discretion deems advisable, including without limitation the right, but never the obligation, to drill new wells, to repair and rework old wells, renew or extend, in whole or in part, any oil and gas lease covering any of the committed properties, and to abandon any well or surrender any oil and gas lease, in whole or in part, when Seller no longer deems it capable of producing gas in paying quantities under normal methods of operation.
(b) To use gas for developing and operating the committed oil and gas properties and to fulfill obligations to Seller’s lessors for those properties.
(c) To pool, combine, and unitize any of Seller’s oil and gas properties with other properties in the same field, and to alter pooling, combinations, or units; this Contract will then cover Seller’s allocated interest in unitized production insofar as that interest is attributable to the oil and gas properties committed under this Contract, and the description of the property committed will be considered to have been amended accordingly.
(d) To retain oil and liquid hydrocarbons separated from the gas, prior to delivery to Buyer at the Delivery Point(s), by the use of conventional mechanical separators.
C.2 Exception. Subject to Section C.1, Seller will not engage in any operation, including without limitation reinjection, recycling, or curtailment, that would materially reduce the amount of gas available for sale to Buyer except upon 60 Days advance written notice to Buyer, or as much advance notice as is feasible under the circumstances.
D. METERING AND MEASUREMENT
D.1 Buyer to Install Meters. Buyer will own, maintain, and operate orifice meters or other measuring devices of standard make at or near the Delivery Points. Except as otherwise stated in this Section D, Buyer will install orifice meters or other measurement devices and compute volumes in accordance with accepted industry practice. Buyer may re-use metering equipment not meeting current standards but meeting 1985 or later published standards for gas sources not expected to deliver in excess of 100 Mcf per Day. A party providing compression facilities will also provide sufficient pulsation dampening equipment customary to the industry to prevent pulsation from affecting measurement at the Delivery Points. This equipment will not unreasonably be requested. The parties may use electronic recording devices. Seller will have access to Buyer’s metering equipment at reasonable hours, but only Buyer will calibrate, adjust, operate, and maintain it.
D.2 Unit of Volume. The unit of volume will be one cubic foot of gas at a base temperature of 60° F. and at a pressure base of 14.73 psia. Computations of volumes will follow industry accepted practice.
D.3 Pressure, Temperature. Buyer may measure the atmospheric pressure or may assume the atmospheric pressure to be 13.2 psia. Buyer may determine the gas temperature by using a recording thermometer; otherwise, the temperature will be assumed to be 60° F.
D.4 Check Meters. Seller may install, maintain, and operate in accordance with accepted industry practice at its own expense pressure regulators and check measuring equipment of standard make using separate taps. Check meters shall not interfere with operation of Buyer’s equipment. Buyer will have access to Seller’s check measuring equipment at all reasonable hours, but only Seller will calibrate, adjust, operate, and maintain it.
D.5 Meter Tests. At least semiannually, Buyer will verify the accuracy of Buyer’s measuring equipment, and Seller or its lease operator will verify the accuracy of any check measuring equipment. If Seller’s lease operator or Buyer notifies the other that it desires a special test of any measuring equipment, they will cooperate to secure a prompt verification of the accuracy of the equipment. If either party at any time observes a variation between the delivery meter and the check meter, it will promptly notify the other, and both will then cooperate to secure an immediate verification of the accuracy of the equipment. Buyer will give Seller’s lease operator reasonable advance notice of the time of all special tests and calibrations of meters and of sampling for determinations of gas composition and quality, so that the lease operator may have representatives present to witness tests and sampling or make joint tests and obtain samples with its own equipment. Seller will give or cause its lease operator to give reasonable advance notice to Buyer of the time of tests and calibrations of any check meters and of non-routine sampling by Seller for determination of gas composition and quality. Seller may request sampling and analysis of Buyer’s measuring equipment more frequently than semi-annually. If Seller so requests, Seller or its lease operator must be present when the special sample is captured and authorize the test in writing. If new sample differs materially (i.e. the stated methane or any NGL component’s result changes by more than 2% from the previous test), Buyer will absorb the cost of the sample and analysis. If the new sample results do not differ materially from the previous test under the preceding sentence, Seller will absorb the cost of the sample and analysis.
D.6 Correction of Errors. If at any time any of the measuring or testing equipment is found out of service or registering inaccurately in any percentage, the measuring party will adjusted it promptly to read accurately within the limits prescribed by the manufacturer. If any measuring equipment is found to be inaccurate or out of service by an amount exceeding the greater of (i) 2.0 percent at a recording corresponding to the average hourly rate of flow for the period since the last test, or (ii) 100 Mcf per month, the measuring party will correct previous readings to zero error for any known or agreed period. Buyer will determine the volume of gas delivered during that period by the first feasible of the following methods:
(i) Using the data recorded by any check measuring equipment if registering accurately;
(ii) Correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or
(iii) Using deliveries under similar conditions during a period when the equipment was registering accurately.
No adjustment will be made for inaccuracies unless they exceed the greater of (i) 2.0 percent of affected volumes, or (ii) 100 Mcf per month.
D.7 Meter Records. The parties will preserve for a period of at least two years all test data, charts, and similar measurement records. The parties will raise metering questions as soon as practicable after the time of production. No party will have any obligation to preserve metering records for more than two years except to the extent that a metering question has been raised in writing and remains unresolved.
E. DETERMINATION OF GAS COMPOSITION, GRAVITY, AND HEATING VALUE
          At least monthly, Buyer will obtain a representative sample of Seller’s gas delivered at each Delivery Point; Buyer may use spot sampling, continuous samplers, or on-line chromatography. By chromatography or other accepted method in the industry, Buyer will determine the composition, gravity, and gross heating value of the hydrocarbon components of Seller’s gas in Btu per cubic foot on a dry basis at standard conditions, then adjust the result for the water vapor content of the gas (by either the volume or Btu content method) using an industry accepted practice. No adjustment will be made if the water content of the gas is less than seven (7) pounds. No heating value will be credited for Btus in H2S or other non-hydrocarbon components. Buyer will make the first determination of Btu content for Seller’s deliveries within a reasonable time after deliveries of gas begin. If Buyer uses a continuous sampler or on-line chromatography, the determinations will apply to the gas delivered while the sampler was installed. If not, the determination will apply until the first Day of the month following the next determination.
F. QUALITY OF GAS
F.1 Quality Specifications. The gas shall be merchantable natural gas, at all times complying with the following quality requirements. The gas shall be commercially free of crude oil, water in the liquid phase, brine, air, dust, gums, gum-forming constituents, bacteria, and other objectionable liquids and solids, and not contain more than:
(a) 1/4 grain of H2S per 100 cubic feet.
(b) Five grains of total sulfur nor more than one grain of mercaptan per 100 cubic feet.
(c) Two mole percent of carbon dioxide.
(d) Three mole percent of nitrogen.
(e) Zero parts per million by volume of oxygen, and not have been subjected to any treatment or process that permits or causes the admission of oxygen, that dilutes the gas, or otherwise causes it to fail to meet these quality specifications.
(f) Five mole percent of combined carbon dioxide, nitrogen, and oxygen.
The gas shall:
(g) Not exceed 120°F in temperature at the Delivery Point.
(h) Have a total heating value of at least 1,050 Btus per cubic foot.
(i) If a third party pipeline receiving the gas delivered has more stringent quality specifications than those stated above, Seller’s gas shall conform to the more stringent pipeline quality standard.
F.2 Quality Tests. Buyer will make determinations of conformity of the gas with the above specifications using procedures generally accepted in the gas industry as often as Buyer reasonably deems necessary. If in the lease operator’s judgment the result of any test or determination is inaccurate, Buyer upon request will again conduct the questioned test or determination. Seller will bear the costs of the additional test or determination unless it shows the original test or determination to have been materially inaccurate.
F.3 Separation Equipment. Seller will employ only conventional mechanical separation equipment at all production sites covered by this Contract. Low temperature, absorption, and similar separation facilities are not considered conventional mechanical separation equipment. Except for liquids removed through operation of conventional mechanical separators and except for removal of substances as required to enable Seller to comply with this Section F, Seller will remove no components of the gas prior to delivery to Buyer.
F.4 Rights as to Off Specification Gas. If any of the gas delivered by Seller fails to meet the quality specifications stated in this Section F, Buyer may at its option accept delivery of and pay for the gas or discontinue or curtail taking of gas at any Delivery Point whenever its quality does not conform to the quality specifications. If

Buyer accepts delivery of off specification gas from Seller or incurs costs relating to inferior gas quality in its gathering system, Buyer will deduct from the proceeds otherwise payable a fee of $0.05/Mcf plus $0.02 times the total mole percent, and any fraction of a mole percent, of H2S and CO2 times the Mcf quantity delivered at the affected off quality Delivery Points. If Buyer rejects delivery, Buyer’s notice to that effect will terminate this Contract with respect to the off specification gas named in the notice. If Buyer accepts delivery of gas from Seller that is off specification for nitrogen content, Buyer will deduct a fee of $0.06/Mcf for each mole percent, and each fraction of a mole percent, of nitrogen content over the allowed nitrogen specification for all volumes delivered by Seller at the affected excess nitrogen Delivery Points. As of the beginning of each calendar year beginning with 2011, Buyer will adjust the current year’s off-specification fees upward or downward, but not below the initial fees, by an amount equal to the annual percentage change in the preliminary estimate of the implicit price deflator, seasonally adjusted, for the gross domestic product (“GDP”) as computed and most recently published by the U.S. Department of Commerce, rounded to the nearest 100th cent, or in its absence, a similar successor adjustment factor designated by Buyer.
G. BILLING AND PAYMENT
G.1 Statement and Payment Date. Buyer will furnish to Seller on or before the twenty-fifth (25rd) Day of each month a statement showing the volume of gas and NGLs delivered by or allocated to Seller during the previous month and Buyer’s calculation of the amounts due under this Contract for the previous month’s deliveries. Buyer will pay Seller by wire transfer of immediately available funds on or before the last business Day of each month, for all gas and NGLs delivered by or allocated to Seller during the preceding month. As between the parties, late payments by Buyer and recoupments/refunds from Seller will carry simple interest at the lower of 6% per annum or the maximum lawful interest rate; provided that no interest will accrue as to monthly principal amounts of less than $1,000 due for less than one year when paid. The parties waive any rights to differing interest rates. Except as limited in Section G.2 below, Buyer may recover any uncontested overpayments or collect any uncontested amounts due from Seller to Buyer under this Contract by deducting them from proceeds payable to Seller.
G.2 Audit Rights; Time Limit to Assert Claims.
(a) Each party will have the right during reasonable business hours to examine the books, records and charts of the other party to the extent necessary to verify performance of this Contract and the accuracy of any payment, statement, charge, or computation upon execution of a reasonable confidentiality agreement. If any audit examination or review of the party’s own records reveals an inaccuracy in any payment, Buyer will promptly make the appropriate adjustment.
(b) No adjustment for any billing or payment shall be made, and payments shall be final after the lapse of two years from their due date except as to matters that either party has noted in a specific written objection to the other party in writing during the two year period, unless within the two year period Buyer has made the appropriate correction. However, Seller’s responsibilities for severance taxes and third party liabilities and related interest are not affected by this subsection.
(c) No party will have a right to recoup or recover prior overpayments or underpayments that result from errors that occur in spite of good faith performance if the amounts involved do not exceed $10/month/meter. Either party may require prospective correction of such errors.
G.3 Metering Records Availability. Buyer will not be required to furnish gas volume records relating to electronic recording devices for gas meters other than daily volume information unless there are indications the meter was not operating properly.
H. FORCE MAJEURE
H.1 Suspension of Performance. Subject to Section 5.4 (c) of the Contract, if either party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Contract, other than to make payments due, the obligations of that party, so far as they are affected by Force Majeure, will be suspended during the continuance of any inability so caused, but for no longer period.
H.2 Force Majeure Definition. “Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, fires, explosions, breakage or accidents to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells or sources of supply of gas, inability to obtain at reasonable cost servitudes, right of way grants, permits, governmental approvals or licenses, inability to obtain at reasonable cost materials or supplies for constructing or maintaining facilities, and other causes, whether of the kind listed above or otherwise, not within the control of the party claiming suspension and which by the exercise of reasonable diligence the party is unable to prevent or overcome.
H.3 Labor Matters Exception. The settlement of strikes or lockouts will be entirely within the discretion of the party having the difficulty, and settlement of strikes, lockouts, or other labor disturbances is not required when the affected party considers it inadvisable.

I. WARRANTY OF TITLE
          Seller warrants that it has good title and processing rights to the gas delivered, free and clear of any and all liens, encumbrances, and claims, or that Seller has good right and lawful authority to sell the same. Seller grants to Buyer the right to process Seller’s gas for extraction of NGLs and other valuable components. If Seller’s title or right to receive any payment is questioned or involved in litigation, upon notice, Buyer will have the right to withhold the contested payments without interest until title information is received, during the litigation, until the title or right to receive the questioned payments is freed from question, or until Seller furnishes security for repayment acceptable to Buyer. Without impairment of Seller’s warranty of title to gas and gas processing rights, if Seller owns or controls less than full title to the gas delivered, Buyer will make payments only in the proportion that Seller’s interest bears to the entire title to the gas.
J. ROYALTY AND OTHER INTERESTS
          Seller is responsible for all payments to the owners of all working interests, mineral interests, royalties, overriding royalties, bonus payments, production payments, and the like. Buyer assumes no liabilities or duties to Seller’s working or mineral interest, royalty, or other interest owners under this Contract.
K. SEVERANCE AND SIMILAR TAXES
K.1 Included in Price. Reimbursement to Seller for Seller’s full liability for severance and similar taxes levied upon Seller’s gas production is included in the prices payable under this Contract, regardless of whether some included interests may be exempt from taxation.
K.2 Tax Responsibilities and Disbursements. Seller shall bear, and unless otherwise required by law, will pay to taxing authorities all severance, production, excise, sales, gross receipts, occupation, and other taxes imposed upon Seller with respect to the gas on or prior to delivery to Buyer. Buyer will bear and pay all taxes imposed upon Buyer with respect to the gas after delivery to Buyer; however, if Buyer incurs any charge on the carbon or MMBtu content of Seller’s gas, whether in the form of a “cap and trade” system, tax, or other impost, the parties shall promptly negotiate in good faith an equitable resolution of the matter, to be effective as of the initial effective date of the new or additional tax burden.
L. INDEMNIFICATION AND RESPONSIBILITY FOR INJURY OR DAMAGE
L.1 Title, Royalty, and Severance Taxes. SELLER RELEASES AND AGREES TO DEFEND, INDEMNIFY, AND SAVE BUYER, ITS AFFILIATES, AND THEIR OFFICERS, EMPLOYEES, AND AGENTS HARMLESS FROM AND AGAINST ALL CLAIMS, CAUSES OF ACTION, LIABILITIES, AND COSTS (INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS OF INVESTIGATION AND DEFENSE) CAUSED BY ANY BREACH OF SECTIONS I, J, AND K ABOVE.
L.2 Responsibility for Injury or Damage. As between the parties, Seller will be in control and possession of the gas deliverable hereunder and responsible for any injury or damage relating to handling or delivery of gas until the gas has been delivered to Buyer at the Delivery Points; after delivery, Buyer will be deemed to be in exclusive control and possession and responsible for any injury or damage relating to handling or gathering of gas. THE PARTY HAVING RESPONSIBILITY UNDER THE PRECEDING SENTENCE SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD THE OTHER PARTY, ITS AFFILIATES, AND THEIR OFFICERS, EMPLOYEES, AND AGENTS HARMLESS FROM AND AGAINST ALL CLAIMS, CAUSES OF ACTION, LIABILITIES, AND COSTS (INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS OF INVESTIGATION AND DEFENSE) ARISING FROM ACTUAL AND ALLEGED LOSS OF GAS, PERSONAL INJURY, DEATH, AND DAMAGE FOR WHICH THE PARTY IS RESPONSIBLE UNDER THIS SECTION; PROVIDED THAT NEITHER PARTY WILL BE INDEMNIFIED FOR ITS OWN NEGLIGENCE OR THAT OF ITS AGENTS, SERVANTS, EMPLOYEES OR CONTRACTORS.
M. RIGHT OF WAY
          Insofar as Seller’s lease or leases permit and insofar as Seller or its lease operator may have any rights however derived (whether from an oil and gas lease, easement, governmental agency order, regulation, statute, or otherwise), Seller grants to Buyer and Buyer’s gas gathering contractor, if any, and their assignees the right of free entry and the right to lay and maintain pipelines, meters, and any equipment on the lands or leases subject to this Contract as reasonably necessary in connection with the purchase or handling of Seller’s gas. Subject to the limitations above, upon written request from Buyer to Seller, Seller shall grant, in writing, to Buyer or Buyer’s designee, recordable rights of ingress and egress as necessary or appropriate for the purposes of complying with the terms of this Contract. All pipelines, meters, and other equipment placed by Buyer or Buyer’s contractors on the lands and leases will remain the property of the owner and may be removed by the owner at any time consistent with its obligations under this Contract. Without limitation, Buyer or its gathering contractor may disconnect and remove measurement and other facilities from any Delivery Point if this Contract is terminated with respect to all production connected upstream of such Delivery Point.
N. ASSIGNMENT
N.1 Binding on Assignees. Either party may assign this Contract. This Contract is binding upon and inures to the benefit of the successors, assigns, heirs, personal representatives, and representatives in bankruptcy of the parties, and, subject to any prior dedications by the assignee, shall be binding upon any purchaser of Buyer’s Facilities and upon any purchaser of the properties of Seller subject to this Contract. Nothing contained in this Section will prevent either party from mortgaging its rights as security for its indebtedness, but security is subordinate to the parties’ rights and obligations under this Contract.
N.2 Notice of Assignment. Seller will make any assignment or sublease of any oil and gas properties or any gas rights contracted to Buyer expressly subject to this Contract. No transfer of or succession to the interest of Seller, however made, will bind Buyer unless and until the original instrument or other proper proof that the claimant is legally entitled to an interest has been furnished to Buyer at its Division Order address noted in the Notices Section or subsequent address.
O. MISCELLANEOUS PROVISIONS
O.1 Governing Law. THIS CONTRACT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, without reference to those that might refer to the laws of another jurisdiction.
O.2 Default and Nonwaiver. A waiver by a party of any one or more defaults by the other in the performance of any provisions of this Contract will not operate as a waiver of any future default or defaults, whether of a like or different character.
O.3 Counterparts. This Contract may be executed in any number of counterparts, all of which will be considered together as one instrument, and this Contract will be binding upon all parties executing it, whether or not executed by all parties owning an interest in the producing sources affected by this Contract. Signed copies of this Contract and facsimiles of it shall have the same force and effect as originals.
O.4 Negotiations; Entire Agreement; Amendment; No Third Party Beneficiaries. The language of this Contract shall not be construed in favor of or against either party, but shall be construed as if the language were drafted mutually by both parties. This Contract constitutes the final and complete agreement between the parties. There are no oral promises, prior agreements, understandings, obligations, warranties, or representations between the parties relating to this Contract other than those stated herein. All waivers, modifications, amendments, and changes to this Contract shall be in writing and signed by the authorized representatives of the parties. The relations between the parties are those of independent contractors; this Contract creates no joint venture, partnership, association, other special relationship, nor any fiduciary obligations. There are no third party beneficiaries of Buyer’s sales contracts or of this Contract.
O.5 Ratification and Third Party Gas. Notwithstanding anything contained herein to the contrary, Buyer has no duty under this Contract to purchase or handle gas attributable to production from interests of third parties that has been purchased by Seller for resale, except that Buyer will purchase Other WI Gas. “Other WI Gas” means gas attributable to working and mineral interests owned by third parties in wells operated by Seller that are subject to this Contract that Seller has the right to purchase or market under an operating agreement. If Buyer requests in writing that Seller obtain ratification of this Contract from owners of Other WI Gas, Seller will use reasonable commercial efforts to cause those Other WI Gas owners to execute and deliver to Buyer an instrument prepared by Buyer for the purpose of ratifying and adopting this Contract with respect to the owner’s Other WI Gas, and the ratifying owner will become a party to this Contract with like force and effect as though the Other WI owner had executed this Contract as amended as of the time of the ratification, and the terms of this Contract as then amended will become binding upon Buyer and the ratifying owner.
O.6 Compliance with Laws and Regulations. This Contract is subject to all valid statutes and rules and regulations of any duly constituted federal or state authority or regulatory body having jurisdiction. Neither party will be in default as a result of compliance with laws and regulations.
O.7 Fees and Costs; Damages. If a breach occurs, the parties are entitled to recover as their sole and exclusive damages for breach of the price and quantity obligations under this Contract the price for gas taken by Buyer in the case of Seller and the lost margin less avoided costs in the case of Buyer. If mediation or arbitration is necessary to resolve a dispute other than one arising under the indemnification obligations of this Contract, each party agrees to bear its own attorneys’ fees and costs of investigation and defense, and each party waives any right to recover those fees and costs from the other party or parties.
O.8 Mutual Waiver of Certain Remedies. Except as to the parties’ indemnification obligations, NEITHER PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, FOR LOST PRODUCTION, OR FOR PUNITIVE DAMAGES AS TO ANY ACTION OR OMISSION, WHETHER CHARACTERIZED AS A CONTRACT BREACH OR TORT, THAT ARISES OUT OF OR RELATES TO THIS

CONTRACT OR ITS PERFORMANCE OR NONPERFORMANCE.
O.9 Dispute Resolution. The parties desire to resolve any disputes that may arise informally if possible. To that end, if a dispute arises, the party raising the issue will give written notice of the issue or issues to the other party and each party will appoint a senior employee or executive to negotiate with the other party concerning the dispute. If the dispute cannot be so resolved in a reasonable time, the parties may agree to non-binding mediation or binding arbitration, or either party may file a suit to resolve the matter. Any suit relating in any way to this Contract must be filed only in the state or federal courts of competent jurisdiction in Harris, Midland, or Tarrant Counties, Texas, and in no other forum. Each of the parties (a) irrevocably submits to the exclusive jurisdiction of any court having jurisdiction sitting in those counties for the purposes of any suit, action, or proceeding arising out of or relating to this Agreement, and (b) waives, and agrees not to assert in any suit, action, or proceeding, any claim that: (i) it is not personally subject to the jurisdiction of the courts of competent jurisdiction in that county or of any other court to which proceedings in those courts may be appealed; (ii) the suit, action, or proceeding is brought in an inconvenient forum; or that (iii) the venue of the suit, action, or proceeding is improper.
END OF EXHIBIT A TO
GAS PURCHASE CONTRACT

EXHIBIT B-1 to GAS PURCHASE CONTRACT between
APPROACH RESOURCES I, LP and APPROACH OIL & GAS INC. as Seller and
DCP MIDSTREAM, LP as Buyer
Dated as of January 1, 2011
COMMITTED AREAS MAP

EXHIBIT B-2 to GAS PURCHASE CONTRACT between
APPROACH RESOURCES I, LP and APPROACH OIL & GAS INC. as Seller and
DCP MIDSTREAM, LP as Buyer
Dated as of January 1, 2011
DELIVERY POINTS
CROCKETT AND SCHLEICHER COUNTIES, TEXAS
1. Northeast Ozona Area — Buyer’s Existing Meter No. 76137155 on the Peachridge line or successor meter in Section 7, Block EF, GC & SF RR Co Survey, Crockett County, Texas.
2. Cinco Terry Area — Buyer’s meter is to be installed on Buyer’s FinTex Line at its East crossing with Highway 163 in Section 16, Block CD, GC & SF RR Co Survey, Crockett County, Texas. This Delivery Point is not to be active prior to December 1, 2012, and is subject to non-exercise of the Preferential Right and to the other provisions stated in Section 1(b) of this Contract.
3. Block 54 Area — Buyer’s meter is to be installed on University Land acreage, in Section 20, Block 54, Schleicher County, Texas. Seller will construct the line from Section 20 to Section 36.
All of these locations are at or are to be approximately at the locations shown in the attached Exhibit B-1 Committed Areas Map.